Exhibit 21.1

DC Westfield Cinema, LLC	Organized in Delaware
DC Cranford Cinema, LLC	Organized in Delaware
DC Bloomfield Cinema, LLC	Organized in Delaware
DC Cinema Centers, LLC	Organized in Delaware
DC Lisbon Cinema, LLC	Organized in Delaware